Exhibit 99.4

PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended
	October 31, 2019	October 31, 2018

Cash flows from operating activities:
Net income	$40,491	$61,236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	83,879	84,333
Share-based compensation	3,680	3,180
Changes in operating assets, liabilities and other	(56,210)	(18,182)

Net cash provided by operating activities	71,840	130,567

Cash flows from investing activities:
Purchases of property, plant and equipment	(177,191)	(92,585)
Government incentives	22,364	1,005
Other	(33)	711

Net cash used in investing activities	(154,860)	(90,869)

Cash flows from financing activities:
Proceeds from debt	54,633	-
Contribution from noncontrolling interest	29,394	17,996
Repayments of debt	(61,319)	(4,639)
Dividends paid to noncontrolling interests	(45,050)	(8,166)
Purchase of treasury stock	(21,696)	(23,111)
Proceeds from share-based arrangements	2,071	4,634
Other	(92)	(519)

Net cash used in financing activities	(42,059)	(13,805)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	2,381	(4,840)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(122,698)	21,053
Cash, cash equivalents, and restricted cash, beginning of period	331,989	310,936

Cash, cash equivalents, and restricted cash, end of period	$209,291	$331,989